Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:	Samuel B. Hay III	David W. Brooks II
	President and Chief Executive Officer	EVP and Chief Financial Officer
	Main Street Banks, Inc.	Main Street Banks, Inc.
	(770) 786-3441	(770) 786-3441

MAIN STREET BANKS TO PARTICIPATE IN STERNE AGEE SYMPOSIUM

ATLANTA, GA – November 2, 2005 – Main Street Banks, Inc. (Nasdaq: MSBK) today announced that Samuel B. Hay, president and chief executive officer, will make a presentation and participate in a panel discussion at the Sterne, Agee & Leach, Inc. 2005 Southeast Bank Symposium in Birmingham, Alabama on Monday, November 7th.

About Main Street

Main Street Banks, Inc., a $2.5 billion asset, community-banking organization based in metropolitan Atlanta, provides a broad range of banking, brokerage, insurance, and mortgage products and services through its 24 banking centers located in nineteen of Georgia’s fastest growing communities. Main Street is the largest community banking organization in the Atlanta metropolitan area.